Exhibit 3.7

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

KERR-McGEE CHEMICAL LLC

A DELAWARE LIMITED LIABILITY COMPANY

FORMED NOVEMBER 17, 1997

This LIMITED LIABILITY COMPANY AGREEMENT of KERR-McGEE CHEMICAL LLC (the “Company”), is made and entered into as of the Effective Date, between the Company and Kerr-McGee Chemical Worldwide LLC, the Company’s sole Member.

Article I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Act” shall mean the Delaware Limited Liability Company Act at Delaware Code Annotated § 18-101 et seq.

(b) “Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended from time to time.

(c) “Capital Contribution” means the cash, cash equivalents or the agreed fair market value of property which a Member contributes to the Company for Shares or as a contribution to capital, net of any liabilities secured by such contributed property or which the Company assumes or subject to which the Company takes the property. Capital contributions shall not include obligations to make contributions at a future date, until such contributions are actually made.

(d) “Certificate of Formation” shall mean the certificate of formation of Kerr-McGee Chemical LLC as filed with the Secretary of State of Delaware pursuant to the Act and as may be amended from time to time.

(e) “Company” shall refer to Kerr-McGee Chemical LLC.

(f) “Effective Date” shall be December 20, 2004.

(g) “Managers” shall mean the individuals designated as Managers in this Agreement or elected or designated as provided in this Agreement. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(h) “Member” shall mean a Person who owns Shares and executes a counterpart of this Agreement as a Member and each Person who is hereafter admitted as a Member.

(i) “Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(j) “Officer” shall mean the individuals designated as elected or designated as officers as provided in this Agreement.

(k) “Transfer” shall mean any transfer of Shares by sale, exchange, gift, inheritance, operation of law or other transfer.

(l) “Transferee” shall mean any Person who acquires Shares from a Person other than the Company.

(m) “Share” refers to the membership interest of a Member, including the Member’s rights to participate in the profits and distributions of the Company and to participate in management, and all other rights and obligations conferred under this Agreement or the Act.

Article II

Formation Of Company

2.1 Formation. The Member executing this Agreement forms a Delaware Limited Liability Company pursuant to the Act as of the Effective Date. The Managers shall execute and file on behalf of the Company such amendments of the certificate of formation, and such trade name affidavits, additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Company to conduct its business in accordance with applicable laws.

2.2 Name. The name of the company is Kerr-McGee Chemical LLC.

2.3 Places of Business. The Company may locate its places of business at any place or places as the Company may from time to time deem advisable.

2.4 Registered Office and Registered Agent. The Company’s initial registered office and registered agent at that address shall be as set forth in the Certificate of Formation. The registered office and registered agent may be changed from time to time by filing the address of the new registered agent with the Delaware Secretary of State pursuant to the Act and by giving notice to each of the Members in the manner provided in this Agreement.

2.5 Term. The term of the Company shall be perpetual. The Company shall continue until the Company is dissolved in accordance with either the provisions of this Agreement or the Act.

Article III

Purposes

3.1 The purpose of the Company shall be to engage in any lawful activity or business permitted by the Act.

Article IV

Names And Addresses Of Members

4.1 The name and address of the Member shall be as set forth in Exhibit A attached hereto, which shall be amended to reflect changes in the Member’s name, address, Capital Contribution or number of Shares and the addition of, or transfer of Shares to, new Members admitted to the Company.

Article V

Management Of The Company

5.1 Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business to the extent provided or limited by this Agreement.

5.2 Number, Tenure and Qualifications of Managers. The Company shall initially have four Managers. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members owning a majority interest, but in no instance shall there be less than three Managers. Each Manager shall hold office until the Manager is removed or resigns. Managers shall be appointed by the affirmative vote of a Member owning a majority interest. Managers need not be Members. Except where a specific number of Managers is set forth, all actions of the Managers shall be taken by the consent or affirmative vote of a majority of the Managers, with or without a meeting.

5.3 Liability for Certain Acts. No Manager shall be liable to the Company or the Member for any loss or damage sustained by the Company or the Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by the Manager.

5.4 Indemnity of the Managers, Officers and Employees. The Company shall indemnify the Managers, officers, employees of the Company, and make advances for expenses to the maximum extent permitted under the Act, if the Indemnitee has met the standard of conduct necessary under Delaware Law to permit such indemnity. With respect to the indemnification of a person who is a manager or an officer of the Company at the time the indemnification is sought, the determination of whether the Indemnitee has met the standard of conduct required to permit indemnification shall be made by (i) the majority vote of the members of the Board of Managers of the Company, or (ii) independent legal counsel engaged by the Board of Managers for such purpose. With respect to the indemnification of a person who is not a manager or officer of the Company at the time indemnification is sought, the determination of whether the Indemnitee has met the standard of conduct required to permit indemnification shall be made by the President or his designee.

5.5 Cessation as Manager. The Member may remove any Manager from any or all offices held by him at any time and with or without cause regardless of whether the Manager’s successor has been appointed and has qualified. A Manager may resign at any time from any or all offices held by him by giving written notice to the Member of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Article VI

Officers Of The Company

6.1 Officers.

(a) The Managers may appoint officers of the Company, who shall hold the offices specified for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managers; and each officer of the Company shall hold office until his successor is chosen and qualified or until his earlier resignation or removal. Any officer may be removed at any time by the Managers. Any vacancy occurring in any office of the Company may be filled by the Managers.

(b) The officers may include a Chairman, one or more Vice Chairmen, a President, one or more Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, respectively, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and a Controller. The Chairman and the President may be the same person. A Vice Chairman and the President or any Vice President may be the same person. The Secretary and Treasurer may be the same person; an Assistant Secretary and Assistant Treasurer may be the same person; and any Vice President may hold at the same time the office of Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer.

Article VII

Chairman

7.1 The Chairman shall be the Chief Executive Officer of the Company. He shall preside at all meetings of Members or Managers. He shall be a member, ex officio, of all committees, shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Managers and of the committees thereof are carried into effect.

7.2 The Chairman shall have authority, which he may delegate, to execute certificates of stock, bonds, deeds, powers of attorney, mortgages and other contracts, unless required by law to be otherwise signed and executed and unless the signing and execution thereof shall be expressly delegated by the Managers to some other officer or agent of the Company.

Article VIII

Vice Chairmen

8.1 In the absence of the Chairman, a Vice Chairman shall be the Chief Executive Officer of the Company and preside at meetings of Members and of Managers. The Vice Chairmen shall advise and counsel with the Chairman and with other officers of the Company, and each shall do and perform such other duties as may from time to time be assigned to him by the Managers, and as he may undertake at the request of the Chairman.

8.2 Any Vice Chairman, to the extent delegated by the Chairman, may execute certificates of stock, bonds, deeds, mortgages and other contracts, unless otherwise required by law to be otherwise signed and executed and unless the signing and execution thereof be expressly delegated by the Managers to some other officer or agent of the Company.

Article IX

President

9.1 The President, in the absence of the Chairman or Vice Chairmen, shall be the Chief Executive Officer of the Company. In the absence of the Chairman, and the Vice Chairmen, the President shall preside at all meetings of the Managers and of Members and shall have general and active management of the business of the Company.

9.2 The President, to the extent delegated by the Chairman, may execute certificates of stock, bonds, deeds, mortgages and other contracts, unless otherwise required by law to be otherwise signed and executed and unless the signing and execution thereof be expressly delegated by the Managers to some other officer or agent of the Company.

Article X

Vice Presidents

10.1 There may be one or more Executive Vice Presidents, one or more Senior Vice Presidents, and such other Vice Presidents, with or without other such special designations, as may be elected by the Managers from time to time.

10.2 The Executive Vice Presidents and each of the Vice Presidents shall have the power and authority to sign certificates of stock, bonds, deeds, mortgages and other contracts, and perform such duties and exercise such powers as the Chairman shall prescribe. Instruments executed in the name of, or on behalf of, the Company by any Vice President in conformity with his said duties and powers shall be as valid as if executed by the Chairman.

Article XI

Secretary

11.1 The Secretary shall attend all sessions of the Managers and all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for all committees of the Managers when required. He shall give, or cause to be given, all required notices of all meetings of the Members and of the Managers, and shall perform such other duties as may be prescribed by the Managers and the Chairman, under whose supervision he shall be.

11.2 The Assistant Secretaries in the absence or disability of the Secretary shall perform and exercise the powers of the Secretary and shall perform such further duties as may be prescribed by the Secretary or the Chairman.

Article XII

Treasurer

12.1 The Treasurer shall have the custody of the company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Managers or by the Chairman.

12.2 The Treasurer shall:

(a) Endorse or cause to be endorsed in the name of the Company for collection the bills, notes, checks or other negotiable instruments received by the Company.

(b) Sign or cause to be signed all bills, notes, checks or other negotiable instruments issued by the Company; and

(c) Pay out or cause to be paid out money, as the Company may require, taking proper vouchers therefor; provided, however, that the Managers may by resolution delegate, with or without power to re-delegate, any and all of the foregoing duties of the Treasurer to other officers, employees or agents of the Company, and to provide that other officers, employees and agents shall have power to sign bills, notes, checks, vouchers, orders, or other instruments on behalf of the Company.

(d) Render to the Chairman and to the Managers, whenever they may require it, an account of his transactions as Treasurer.

12.3 The Treasurer shall give the Company a bond if required by the Managers in a sum, and with one or more sureties satisfactory to the Managers, for the faithful performance of the duties of his office and for the restoration of the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

12.4 The Assistant Treasurers in the absence or disability of the Treasurer shall perform and exercise the powers of the Treasurer and shall perform such further duties as may be prescribed by the Treasurer or by the Chairman.

Article XIII

Controller

13.1 The Controller shall have charge of the Company’s books of account, records and auditing, and shall be subject in all matters to the control of the Chairman and the Managers.

Article XIV

Right To Rely On The Managers

14.1 Right to Rely on the Managers and Other Officers. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Secretary or Assistant Secretary as to:

(a) The identity of any Manager or other officer;

(b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by a Manager or which are in any other manner germane to the affairs of the Company;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

14.2 Compensation and Reimbursement of Expences. The Member shall determine the compensation, if any, to be paid the Chairman, and the Chairman shall determine, the compensation, if any, to the paid the other Managers. The Company shall reimburse each Manager for reasonable expenses incurred for the Company.

Article XV

Rights And Obligations Of Members

15.1 Liability of Member.

(a) Liability to Company. The Member will have no liability to the Company for any loss suffered by the Company that arises out of any action or inaction of the Member.

(b) Liability to Third Parties. The Member will have no liability for any Company obligations, expense, or liability, except, and only to the extent that, the Member has failed to pay the Capital Contribution it contracted to pay. The Member will not, without its written consent, be required to make any Capital Contribution beyond the Capital Contribution described in Exhibit A.

15.2 Indemnification. The Company shall indemnify the Member, its directors, officers and employees, and make advances for expenses to the maximum extent permitted under the Act, if the Indemnitee has met the standard of conduct necessary under Delaware Law to permit such indemnity. The determination of whether the Indemnitee has met the standard of conduct required to permit indemnification shall be made by (i) the majority vote of the Members of the Board of Managers of the Company, or (ii) independent legal counsel engaged by the Board of Managers for such purpose.

15.3 Dealing With the Company. The Member may deal with the Company by providing or receiving property and services to or from it, and may receive from others or the Company normal payments, profits, compensation or other income or reimbursements incident to such dealings.

15.4 Loans. The Member may, but is not obligated to, make loans to the Company to cover the Company’s cash requirements. The terms of such loans, including the rate of interest and maturity, shall be determined by the Chairman or another Manager.

15.5 Admission of Additional Members. No additional Member may be admitted without the prior written consent of the Member.

Article XVI

Contributions To The Company

16.1 Member’s Capital Contributions. Concurrently with the execution of this Agreement, the Member shall contribute to the Company the appropriate amount as set forth in Exhibit A attached hereto.

16.2 Additional Contributions. The Member may make additional contributions to the Company as determined by it in its sole discretion.

Article XVII

Shares

17.1 Classes of Shares. The Company shall have one share class. Each Share shall have equal rights and preferences in the assets of the Company. The Shares of the Company may be evidenced by certificates signed by the Chairman, Vice Chairman or President and attested by the Secretary or Assistant Secretary.

17.2 Distributions. The Chairman shall distribute, or cause to be distributed, the cash received from Company’s operations; provided that no distribution shall be made if, in the Chairman’s judgment, (i) the Company would not be able to pay its debts as they become due in the ordinary course of business, (ii) the fair value of the total assets of the Company would not at least equal its total liabilities, or (iii) the distribution would be otherwise prohibited under the Act.

17.3 Accounting Period. The Company’s accounting period shall be the calendar year.

17.4 Records, Audits and Reports. The Managers shall maintain and preserve, or cause to be maintained and preserved, for appropriate periods of time, all accounts, books, and other relevant Company documents at the expense of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(a) A current list of the full name and last known business, residence, or mailing address of each past and present Member;

`(b) A copy of the certificate of formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four most recent years;

(d) Copies of the Company’s currently effective Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

(e) Minutes of every annual, special meeting and court-ordered meeting; and

(f) Any written consents of the Member for formal actions taken by it.

Article XVIII

Dissolution And Termination

18.1 Dissolution. The Company shall be dissolved by the Member.

18.2 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, the Managers shall immediately proceed to wind up the affairs of the Company.

(b) Upon the winding up of the Company, the assets shall be distributed as follows:

(i) First, to creditors, including the Member and Managers who are creditors, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under Sections 18-601 or 18-604 of the Act; and

(ii) Then, to the Member.

18.3 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a certificate of cancellation shall be prepared, executed and filed in accordance with the Act.

Article XVIX

Miscellaneous Provisions

19.1 Accounting Principles. The profits and losses of the Company, as determined in accordance with generally accepted accounting principles applied on a consistent basis using the accrual method of accounting, shall be allocated to the Member. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

19.2 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member or the Company, as appropriate, as set forth below. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

Member’s Address	Kerr-McGee Chemical Worldwide LLC
123 Robert S. Kerr Avenue Oklahoma City, OK 73102

Company’s Address	Kerr-McGee Chemical LLC
P. O. Box 25861 Oklahoma City, OK 73125

19.3 Application of Delaware Law. This Agreement and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware and specifically the Act.

19.4 Confidentiality. Except as contemplated hereby or required by a court of competent authority, the Member and each Manager, officer, employee or agent shall keep confidential and shall not disclose to any third party and shall use its reasonable efforts to prevent its affiliates, employees, agents, and representatives from disclosing to third parties without the prior written consent of a Manager any information that:

(a) Pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the business of the Company; or

(b) Pertains to non-public or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary; provided that any Member may disclose such information of its affiliates, employees, agents, and representatives.

19.5 Amendments. This Agreement may not be amended except by the Member.

19.6 Waivers. The failure of any party to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act which would have originally constituted a violation, from having the effect of an original violation.

19.7 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

19.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

19.9 Successors and Assigns. Each and all of the covenants, terms provisions and Agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

19.10 Creditors. None of the provisions of this Agreement shall be for the benefit of, or enforceable by any creditors of the Company.

19.11 Counterparts. Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

CERTIFICATE

The undersigned hereby agree, acknowledge and certify that the foregoing Agreement, consisting of thirteen (13) pages and attached Exhibit, constitutes the Agreement of Kerr-McGee Chemical LLC, adopted by the Member and the Company as of the effective date.

COMPANY:	KERR-McGEE CHEMICAL LLC

	By:	/s/ Thomas W. Adams
Thomas W. Adams Manager

MEMBER:	KERR-MCGEE CHEMICAL WORLDWIDE LLC

	By:	/s/ John F. Reichenberger
John F. Reichenberger
Vice President

EXHIBIT A

Member	Initial Capital Contribution	Initial Shares
Kerr-McGee Chemical Worldwide LLC P. O. Box 25861 Oklahoma City, OK 73125	$1,000.00	1,000